Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D (including any amendments thereto) relating to the beneficial ownership of Common Stock, $0.0001 par value per share, of Trius Therapeutics, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 9, 2013

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Thomas J. DesRosier
Nam:	Thomas J. DesRosier
Title:	Senior Vice President, Chief Legal Officer, General Counsel and Secretary

BRGO CORPORATION

By:	/s/ Thomas J. DesRosier
Nam:	Thomas J. DesRosier
Title:	Secretary

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF CUBIST AND PURCHASER

The name, business address and present principal occupation of each of the directors and executive officers of Cubist and Purchaser are set forth below.  Except as otherwise indicated, all of the persons listed below are citizens of the United States of America.  Directors are noted with an asterisk.

Cubist Directors and Executive Officers:

Name and Business Address	Present Principal Occupation	Name and Address of Corporation or Other Organization (if different from the address provided in Column 1)
*Michael W. Bonney Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Chief Executive Officer and Director of Cubist Pharmaceuticals, Inc.

Robert J. Perez, MBA Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	President and Chief Operating Officer of Cubist Pharmaceuticals, Inc.

Steven C. Gilman, Ph.D. Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Executive Vice President, Research & Development and Chief Scientific Officer of Cubist Pharmaceuticals, Inc.

Thomas DesRosier, J.D. Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Senior Vice President, Chief Legal Officer, General Counsel and Secretary of Cubist Pharmaceuticals, Inc.

Gregory Stea Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Senior Vice President, Commercial Operations of Cubist Pharmaceuticals, Inc.

Michael Tomsicek, MBA Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Senior Vice President and Chief Financial Officer of Cubist Pharmaceuticals, Inc.

Name and Business Address	Present Principal Occupation	Name and Address of Corporation or Other Organization (if different from the address provided in Column 1)
Patrick Vink, M.D.(1) Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Senior Vice President and General Manager of International Business of Cubist Pharmaceuticals, Inc.

*Kenneth M. Bate, MBA Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Independent Consultant

*Mark H. Corrigan, M.D.(2)	President and Chief Executive Officer of Zalicus Inc.	Zalicus Inc. 245 First St. Cambridge, MA 02142

*Jane Henney, M.D. Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	n/a

*Nancy J. Hutson, Ph.D. Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	n/a

*Alison Lawton	Chief Operating Officer of OvaScience, Inc.	OvaScience, Inc. 215 First St # 240 Cambridge, MA 02142

*Leon O. Moulder, Jr., MBA	Chief Executive Officer of TESARO, Inc.	TESARO, Inc. 1000 Winter Street Suite #3300 Waltham, MA 02451

*Martin Rosenberg, Ph.D.	Chief Scientific Officer of Promega Corporation	Promega Corporation 2800 Woods Hollow Road Madison, WI 53711

*J. Matthew Singleton, MBA, CPA Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	n/a

*Martin H. Soeters(3)	President of Novo Nordisk Europe A/S	Novo Nordisk, Inc. Region Europe A/S Thurgauerstrasse 36/38 CH-8050 Zurich Switzerland

(1)  Mr. Vink is a citizen of the Netherlands.

(2)  Dr. Corrigan is a citizen of the United States, Ireland and Switzerland.

(3)  Mr. Soeters is a citizen of the Netherlands.

Name and Business Address	Present Principal Occupation	Name and Address of Corporation or Other Organization (if different from the address provided in Column 1)
*Michael B. Wood, M.D. Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Orthopedic Surgeon and retired President-emeritus of the Mayo Foundation and Professor of Orthopedic Surgery at the Mayo Clinic School of Medicine	Mayo Clinic 200 First Street SW Rochester, MN 55905

Purchaser Directors and Executive Officers:

Name and Business Address	Present Principal Occupation	Name and Address of Corporation or Other Organization (if different from the address provided in Column 1)
*Michael W. Bonney Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Chief Executive Officer and Director of Cubist Pharmaceuticals, Inc.; President and Director of BRGO Corporation

*Thomas DesRosier, J.D. Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Senior Vice President, Chief Legal Officer, General Counsel and Secretary of Cubist Pharmaceuticals, Inc.; Secretary and Director of BRGO Corporation

*Michael Tomsicek, MBA Cubist Pharmaceuticals, Inc. 65 Hayden Ave Lexington, MA 02421	Senior Vice President and Chief Financial Officer of Cubist Pharmaceuticals, Inc.; Treasurer and Director of BRGO Corporation

SCHEDULE II

Shares of Common Stock of Trius Therapeutics, Inc. Beneficially Owned by Stockholders

Row	Stockholder	Shares Owned		Shares issuable upon exercise of outstanding options

1	Neil Abdollahian	17,404		175,428
2	Brian G. Atwood	0		60,302
3	Kenneth Bartizal, Ph.D.	95,300		227,964
4	Karin Eastham	18,114	(1)	62,441
5	John Finn, Ph.D.	169,011	(2)	317,788
6	Seth H. Z. Fischer	0		32,500
7	InterWest Partners IX, LP	3,548,643		0
8	David S. Kabakoff, Ph.D.	111,366	(3)	75,000
9	Nina Kjellson	0		60,302
10	Michael Morneau	12,545		125,000
11	Brenda O’Leary, Ph.D.	21,302		51,000
12	Matthew Onaitis	0		100,000
13	Philippe Prokocimer, M.D.	92,887	(4)	308,313
14	Karen Potts	348		113,159
15	Prism Venture Partners V, L.P.	2,032,600		0
16	Prism Venture Partners V-A, L.P.	925,630		0
17	John P. Schmid	107,639		336,858
18	Theodore R. Schroeder	0		66,116
19	Karen Joy Shaw	28,867		112,500
20	Jeffrey Stein, Ph.D.	210,457	(5)	994,069
21	J. Craig Thompson	1,344		365,000
22	Paul Truex	11,270	(6)	63,403
23	Versant Side Fund III, L.P.	18,997		0
24	Versant Venture Capital III, L.P.	3,216,842		0

(1) Includes 12,114 shares owned by The Karin Eastham Defined Benefit Plan, of which Karin Eastham is a trustee.

(2) Includes 166,860 shares owned by The John and Deborah Finn Trust, of which John Finn is a trustee.

(3) Includes 53,101 shares owned by The David S. and Susan O. Kabakoff Family Trust, of which David Kabakoff is the trustee; and 5,285 shares owned by Strategy Advisors, LLC Defined Benefit Plan, of which David Kabakoff is plan administrator.

(4) Includes 82,022 shares owned by Philippe and Maria Prokocimer Family Trust.

(5) Includes 210,457 shares owned by The Jeff Stein and Catherine Naughton Revocable Trust.

(6) Includes 11,270 shares owned by The 2002 Truex Family Trust u/d/t April, 20 2005, of which Paul Truex is a trustee.